EXHIBIT 4.14

COLUMBIA CARE INC.

(the “Company”)

EXTENSION NOTICE

TO:	Odyssey Trust Company (the “Trustee”)
AND TO:	Registered Holders of 2023 Notes
RE:

Section 4.5 of the trust indenture between the Company and the Trustee dated May 14, 2020, as amended and supplemented (the “Indenture”) and the issuance of an Extension Notice extending the maturity date of the 2023 Notes to May 14, 2024

DATE:	March 28, 2023

All capitalized terms used herein have the meaning ascribed thereto in the Indenture, unless otherwise indicated. This Extension Notice is delivered pursuant to Section 4.5 of the Indenture.

The Company hereby notifies the Trustee and all Holders of 2023 Notes that the 2023 Note Maturity Date is hereby extended to May 14, 2024. In accordance with Section 4.5 of the Indenture, the 2023 Note Maturity Date shall be deemed to be May 14, 2024 without any further action on the part of the Company or the Trustee. Concurrently with the issuance of this Extension Notice, the Company delivered an Officer’s Certificate to the Trustee certifying that the Company is not in Default of the agreements and covenants in the Indenture.

If you have any questions regarding the foregoing, please contact Lee Ann Evans at lee.evans@columbiacare.com.

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EXHIBIT 4.14

DATED as of the date first written above.

COLUMBIA CARE INC. /s/ Derek Watson
Name: Derek Watson Title: Chief Financial Officer

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